Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2011

CHYRON REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2008

Record revenue of $10.0 million for 2Q08, up 30% over prior year

Net Income of $1.1 million for 2Q08, up 76% over prior year

MELVILLE, N.Y., August 6, 2008 -- Chyron (AMEX: CGS), a leading provider of broadcast-quality digital graphics solutions for television stations and networks and for online, out of home and mobile applications, today announced its financial results for the second quarter and six months ended June 30, 2008.

Key Financial Highlights:

  Revenue of $10.0 million for 2Q08, up 30% over prior year; and $18.3 million for the six months, up 28% over prior year;

  Net Income of $1.1 million for 2Q08, up 76% over prior year; and $1.4 million for the six months, up 102% over prior year; and

  Adjusted EBITDA of $1.6 million for 2Q08, up 92% over prior year; and $2.4 million for the six months, up 127% over prior year.

For the second quarter ended June 30, 2008, revenues were $10.0 million, an increase of 30% from revenues of $7.8 million in the second quarter of 2007. Operating income for the quarter was $1.2 million, nearly double the second quarter of 2007. Net income for the quarter was $1.1 million, or $0.07 per share, an increase of 76% from net income of $0.6 million, or $0.04 per share, in the second quarter of 2007. Adjusted EBITDA increased to $1.6 million, nearly double the second quarter of 2007. The Company defines Adjusted EBITDA as GAAP net income plus interest, income tax expense, depreciation, amortization and non-cash stock option expense. An explanation of management's use of this measure of results and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income is set forth at the end of this press release.

For the six months ended June 30, 2008, revenues were $18.3 million, an increase of 28% from revenues of $14.3 million in the prior year period. Operating income for the six months was $1.3 million, more than double the prior year period. Net income for the six months was $1.4 million, also more than double the prior year period. Adjusted EBITDA for the six months increased to $2.4 million from $1.1 million in the prior year period.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "We achieved record levels of revenue for the second quarter, as well as record gross profit margin of 72%. Despite increasing our R&D expenditure by 32% over the prior year quarter, and raising our sales and marketing investment in our new AXIS web-based services, we achieved an operating profit that was close to double that of the prior year period. We continue to experience substantial increase in demand across our product lines and services, especially for our high-end HDTV broadcast graphics systems, and remain on track with our growth plan for 2008."

"Later this week, Chyron's brand new Lyric 7.0 software will be deployed across multiple high-end Chyron graphics systems that we expect will play a central role in NBC's wall to wall Olympics coverage," Mr. Wellesley-Wesley added. "We expect that NBC Olympics graphics will be created primarily through the use of Chyron's products. We also expect that a number of other international broadcasters will use our products for their Olympics coverage, and so for the next few weeks, we will truly be 'The Company the Whole World Watches.'"

In addition, Mr. Wellesley-Wesley added, "We recently announced the adoption of our AXIS services by the Gannett Broadcasting Group across all 23 Gannett owned stations. This publicity has resulted in a great deal of interest in AXIS, and we believe that this platform has an exciting future in both our core broadcast market as well as new online markets such as newspapers and radio. We are working to integrate AXIS functionality across the entire Chyron product line very soon, and we have already connected the AXIS content creation environment with our ChyTV and ChyTV.Net digital signage solution in an enterprise level beta test."

Conference Call and Webcast: Second Quarter Financial Results:

Chyron Corporation management will host a conference call on Wednesday, August 6, 2008, at 10:00 AM eastern time, to review the second quarter and six month results. Participants using the telephone should dial (888) 679-8034 (U.S. and Canada) or (617) 213-4847 (International) and refer to passcode 77899508. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers and passcode are (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (International) and refer to passcode 96004024. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through August 13, 2008.

About Chyron

Chyron continues to define the world of digital and broadcast graphics with newsroom, Web, Mobile, HD, and 3D integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron's products and services, please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (AMEX: CGS).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) continued substantial increases in demand across the Company's product lines and services and the Company's progress on its growth plans for 2008, (ii) the expected use of the Company's products by NBC and other broadcasters in their Olympics coverage, (iii) the potential for AXIS to have an exciting future in the Company's markets, and (iv) the Company's plans to integrate AXIS into its ChyTV and ChyTV.net solutions. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, product concentration in a mature market, dependence on the emerging digital market and the industry's transition to digital television ("DTV") and high definition television ("HDTV"), Chyron's ability to integrate its AXIS online graphics creation solution into its product offerings and to generate profits from AXIS, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, rapid technological changes, continued growth, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, ability to maintain adequate levels of working capital, Chyron's ability to successfully maintain the level of operating costs, expansion into new markets and other factors discussed under the heading "Risk Factors" contained in Item 1A in Chyron's Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and Chyron undertakes no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$10,043	$ 7,755	$18,347	$14,284
Gross profit	7,280	5,348	13,140	9,756
Operating expenses:
Selling, general and administrative	4,440	3,457	8,610	6,719
Research and development	1,688	1,274	3,203	2,404
Total operating expenses	6,128	4,731	11,813	9,123
Operating income	1,152	617	1,327	633
Interest and other income (expense), net	(3)	39	77	67
Income before taxes	1,149	656	1,404	700
Income taxes	40	25	40	25
Net income	$1,109	$ 631	$1,364	$ 675

Net income per common share -
Basic	$0.07	$0.04	$0.09	$0.04
Diluted	$0.07	$0.04	$0.08	$0.04

Weighted average number of common and
common equivalent shares outstanding:
Basic	15,567	15,221	15,528	15,219
Diluted	16,726	15,872	16,662	15,939

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	June 30,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$ 4,207	$ 6,290
Accounts receivable, net	6,931	5,909
Inventories, net	3,134	2,796
Deferred taxes	686	686
Other current assets	617	441
Total current assets	15,575	16,122
Non-current assets	6,497	3,355
Total assets	$22,072	$19,477

Liabilities and shareholders' equity:
Current liabilities	$ 7,661	$ 7,675
Non-current liabilities	1,187	1,666
Total liabilities	8,848	9,341

Shareholders' equity	13,224	10,136
Total liabilities and shareholders' equity	$22,072	$19,477

The Company defines Adjusted EBITDA as GAAP net income plus net interest, income tax expense, depreciation, amortization and non-cash stock option expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income	$1,109	$ 631	$1,364	$ 675
Interest, net	15	(31)	8	(43)
Income taxes	40	25	40	25
Depreciation	186	123	354	231
Amortization	30	0	62	0
EBITDA	$1,380	$ 748	$1,828	$ 888
Stock Option Expense	233	94	553	162
Adjusted EBITDA	$1,613	$ 842	$2,381	$1,050

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